As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2873391
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Wind River Way

Alameda, California 94501

(Address, including zip code, of registrant’s principal executive offices)

2005 Equity Incentive Plan

(Full title of the plan)

Michael W. Zellner

Senior Vice President, Finance and Administration,

Chief Financial Officer and Secretary

Wind River Systems, Inc.

500 Wind River Way

Alameda, California 94501

(510) 748-4100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Aaron J. Alter, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 2005 Equity Incentive Plan	8,750,000	(2)	$15.683	(3)	$63,669,341.54	$7,493.88

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may become issuable under the 2005 Equity Incentive Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 4,059,768 shares available for options and awards issued under Wind River Systems, Inc.’s 2005 Equity Incentive Plan and 4,690,232 Carryover Shares (defined below). As provided under Instruction E of Form S-8 and Rule 757(p) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement carries forward 4,690,232 shares (the “Carryover Shares”) and the corresponding part of the registration fees previously paid by the Registrant. The Carryover Shares were originally registered but not issued under the following Form S-8 Registration Statements:

•	764,692 shares registered under Registration Statement on Form S-8 No. 333-06921 filed on June 26, 1996 and Post-Effective Amendment to deregister such shares filed on June 24, 2005

•	403,127 shares registered under Registration Statement on Form S-8 No. 333-63300 filed on June 19, 2001 and Post-Effective Amendment to deregister such shares filed on June 24, 2005

•	3,500,000 shares registered under Registration Statement on Form S-8 No. 333-92244 filed on July 11, 2002 and Post-Effective Amendment to deregister such shares filed on June 24, 2005

•	22,413 shares registered under Registration Statement on Form S-8 No. 333-112156 filed on January 23, 2004 and Post-Effective Amendment to deregister such shares filed on June 24, 2005

(3)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee and is the product of multiplying 4,059,768 shares that are covered by this Registration Statement by $15.683, the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on June 22, 2005. No fee is being paid for the Carryover Shares pursuant to Instruction E of Form S-8 and Rule 457(p) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to 8,750,000 shares of Common Stock, $0.001 par value per share, of Wind River Systems, Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2005 Equity Incentive Plan.

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on April 18, 2005.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2005 filed pursuant to Section 13(a) of the Exchange Act on June 9, 2005.

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2005 pursuant to Section 14(a) of the Exchange Act, as amended on May 4, 2005.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 12, 1993, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities arising under the Securities Act of 1993, as amended (the “Securities Act”).

As permitted by DGCL Section 102(b)(7), Article VI of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides that a director of the Registrant shall, to the full extent not prohibited by the DGCL, not be liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. This provision does not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article XI of the Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws”), provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DCGL and shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.

The Registrant has entered into agreements with its current directors and officers and intends to enter into agreements with its future directors and officers that require the Registrant to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate, the Bylaws and the DGCL against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprises. The DGCL permits such indemnification provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption from Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit Number	Description of Document
4.1*	2005 Equity Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit No. 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s Form 10-Q filed on June 9, 2005.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 24th day of June, 2005.

WIND RIVER SYSTEMS, INC.

By:	/s/ Michael W. Zellner
Michael W. Zellner
Senior Vice President, Finance and
Administration, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth R. Klein and Michael W. Zellner, and each of them, as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign, and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, together with all schedules and exhibits thereto, (ii) act on, sign, and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Kenneth R. Klein Kenneth R. Klein	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	June 24, 2005

/s/ Michael W. Zellner Michael W. Zellner	Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary (principal financial and accounting officer)	June 24, 2005

/s/ Narendra K. Gupta Narendra K. Gupta	Vice Chairman of the Board	June 24, 2005

/s/ John C. Bolger John C. Bolger	Director	June 24, 2005

/s/ William B. Elmore William B. Elmore	Director	June 24, 2005

/s/ Jerry L. Fiddler Jerry L. Fiddler	Director	June 24, 2005

/s/ Grant M. Inman Grant M. Inman	Director	June 24, 2005

/s/ Harvey C. Jones Harvey C. Jones	Director	June 24, 2005

Standish H. O’Grady	Director

WIND RIVER SYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1*	2005 Equity Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit No. 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s Form 10-Q filed on June 9, 2005.